Exhibit 23.1

December 5, 2008

The Board of Directors and Shareholders

Argo Group International Holdings, Ltd.

Dear Sirs

Consent of Independent Registered Public Accounting Firm

We have issued our report dated 10 March 2008 accompanying the consolidated financial statements of Heritage Underwriting Agency plc for the year ended 31 December 2007, included in Argo Group International Holdings, Ltd.’s Form 8-K/A filed with the Securities and Exchange Commission (the “Commission”) on December 5, 2008. We hereby consent to the incorporation by reference of said report in the currently effective Registration Statements of Argo Group International Holdings, Ltd. on Forms S-3 and on Forms S-8.

/s/ Littlejohn
Littlejohn
Chartered Accountants and
Registered Auditors